Exhibit 99.1

Antero Resources Announces 2012 Capital Budget and Outlook

Denver, Colorado, February 27, 2012—Antero Resources today announced its planned capital budget for 2012 as well as its 2012 outlook and an update on its hedge position.  Antero’s capital budget for 2012 is $861 million and includes $711 million for drilling and completion, $100 million for leasehold and $50 million for the construction of gathering pipelines and facilities primarily in the Marcellus Shale.  The capital budget excludes acquisitions but includes $95 million of Appalachian-focused leasehold additions.

Approximately 95% of the $711 million drilling and completion budget is allocated to Antero-operated drilling and 65% of the drilling and completion budget is allocated to drilling in rich gas areas.  Approximately 79% of the drilling and completion budget is allocated to the Marcellus Shale, 15% is allocated to the Piceance Basin and 6% is allocated to the Woodford Shale and Fayetteville Shale.  During 2012, Antero plans to operate an average of nine drilling rigs in the Marcellus Shale and one drilling rig in the Piceance Basin.  Antero currently operates six drilling rigs in the Marcellus Shale and one rig in the Piceance Basin.  The 6% of the capital budget which is allocated to the Woodford Shale and the Fayetteville Shale is primarily for participation in drilling non-operated wells.

The capital budget is expected to be funded internally from operating cash flow, through the use of the undrawn capacity under Antero’s bank credit facility and through anticipated sales of non-core assets.  Today, in a separate press release, Crestwood Midstream Partners LP (NYSE: CMLP), Crestwood Holdings Partners LLC (together, “Crestwood”) and Antero jointly announced the execution of definitive agreements whereby Crestwood will acquire a portion of Antero’s Marcellus Shale gathering system assets as well as future gathering and compression rights in an area of dedication for $375 million in cash.  The transaction is expected to close in March 2012, subject to regulatory approvals and customary closing conditions. The proceeds will initially be used to repay bank debt, then to partially fund Antero’s 2012 capital budget.  Based on outstanding borrowings under Antero’s bank credit facility as of today, after giving pro forma effect to the receipt of the anticipated net proceeds as of the closing of the transaction, Antero would have had approximately $780 million of undrawn bank commitments and over $1.1 billion of unused borrowing base capacity.

2012 Outlook

Antero periodically provides guidance on certain factors that affect future financial performance.  As of today we are using the following key assumptions in our projections for 2012:

2012 Outlook:
2012 NYMEX Gas Price ($/MMBtu)	$3.00
2011 WTI Oil Price ($/Bbl)	$100
2011 Net Production (MMcfed)	370 – 400 MMcfed
% Liquids Production by Volume	9%
EBITDAX ($MMs)(1)	$490 – $520 million
Cash Production Costs ($/Mcfe) (2)	$1.55 – $1.75/Mcfe
G&A ($/Mcfe)	$0.25 - 0.30/Mcfe

(1)                    See “Non-GAAP Financial Measures”

(2)                    Includes lease operating expenses, gathering, compression and transportation expenses and production taxes.

As a result of our capital budget discussed above, Antero’s 2012 average net production is expected to average in a range of 370 to 400 MMcfed, which is an increase of 52% to 64% as compared to our expected 2011 average net production level of 244 MMcfed.  Net liquids production is expected to increase to an average of over 5,500 Bbl/d in 2012 driven by the anticipated initial start-up of gas processing facilities in our Marcellus Shale project in August 2012 and Piceance rich gas production growth.

Commodity Hedge Update

From the beginning of the first quarter of 2012 through the end of 2016, Antero has hedged 710 Bcfe using simple fixed price swaps at an average NYMEX-equivalent price of $5.53 per MMBtu.  Approximately 84% of 2012 estimated gas production is hedged at a NYMEX-equivalent price of $5.69 per MMBtu.  Virtually all of Antero’s financial hedge prices are tied to the local basin.  In the following table, these basin prices are converted to NYMEX-equivalent prices using current basis differentials in the over-the-counter futures market.  Antero has nine different counterparties to its hedge contracts, all but one of which are lenders in the Company’s bank credit facility.

	Natural gas equivalent	NYMEX- equivalent
Calendar Year	MMBtu/day	index price

2012	295,537	$5.69
2013	417,020	$5.29
2014	440,000	$5.53
2015	430,000	$5.64
2016	362,500	$5.56

Non-GAAP Financial Measures

EBITDAX is a non-GAAP financial measure that we define as net income before interest expense and other income or expense, taxes, impairments, depletion, depreciation, amortization, exploration expense, unrealized hedge gains or losses, gain or loss on sale, franchise taxes, non-controlling interest and stock compensation.  EBITDAX, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDAX should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position. EBITDAX does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. However, our management team believes EBITDAX is useful to an investor in evaluating our operating performance because this measure is widely used by investors in the natural gas and oil industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and is used by our management team for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting and by our lenders pursuant to a covenant under our senior secured revolving credit facility.  EBITDAX is also used as a measure of operating performance pursuant to a covenant under the indenture governing our 9.375% senior notes and our 7.25% senior notes.

There are significant limitations to using EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating EBITDAX reported by different companies.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Piceance Basin in Colorado and the Arkoma Basin in Oklahoma.  Our website is www.anteroresources.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil.  These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A.  Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010.

For more information, contact Chad Green, Finance Director, at (303) 357-7339 or cgreen@anteroresources.com.